Exhibit 10.5
CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is by and between RICK’S CABARET INTERNATIONAL, INC., a Texas corporation ("Rick’s") and DENNIS DEGORI ("Consultant" or “DeGori”), a Nevada resident.

W I T N E S S E T H:

WHEREAS, the parties entered into an Asset Purchase Agreement dated April 17, 2008, as subsequently amended (the “Asset Purchase Agreement”), between the Buyer, Rick’s, DI Food and Beverage of Las Vegas, LLC, a Nevada limited liability company (the “Seller”) and Harold Danzig (“Danzig”), Frank Lovaas (“Lovaas”) and DeGori pursuant to which Buyer will acquire substantially all of the assets of Seller in accordance with the terms and conditions thereof (the “Transaction”); and

WHEREAS, as part of the Asset Purchase Agreement, Rick’s required that DeGori enter into a Non-Competition Agreement (“Non-Competition Agreement”) as a condition to Buyer and Rick’s entering into the Transaction; and

WHEREAS, as a further part of the Asset Purchase Agreement and the entering into the Non-Competition Agreement, Rick’s desires for Consultant to provide management consulting services to Rick’s; and

WHEREAS, as a further part of the Asset Purchase Agreement and the entering into the Non-Competition Agreement, DeGori desires to provide consulting services as provided for herein to Rick’s.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Service.  Rick’s hereby engages Consultant and Consultant hereby accepts engagement with Rick’s upon the terms and conditions hereinafter set forth.

2.           Duties.

(a)  Subject to the power of the Chief Executive Officer of Rick’s, Consultant will serve Rick’s as a Nightclub Management Consultant. In general, the scope of the Consultant’s duties shall be to provide advice, direction and assistance to Rick’s with respect to (a) improving club earnings; (b) formulating recommendations for new systems and procedures to improve club revenues and day to day club operations; (c) evaluating and targeting for reduction of club operational expenses; (d) evaluating club operations through onsite inspections and analysis and providing reports thereon; (e) improving day to day customer service; (f) improving day to day customer relationships; and (g) increasing market awareness of the name “Rick’s”.  The nature and content of any actions, reports, decisions or obligations undertaken in connection with the advice or assistance provided by the Consultant are solely the obligation of Rick’s.

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(b)  It is understood by and between the Parties that Consultant will provide services to Rick’s as set forth above, but that these services shall not require Consultant to have the duties or obligations of an employee of Rick’s with respect to scheduling or reporting to anyone other than Rick’s Chief Executive Officer.  It is further understood that Consultant operates, owns, owns an interest in and/or provides services for other nightclub/adult entertainment establishments inside and outside the State of Nevada.  As such, while Consultant will use his best efforts to provide services to Rick’s under this Agreement, it is understood that he shall not be required to have a set schedule, to provide services at any location without prior notification of at least seven days, to consult over holidays or to otherwise be required to unreasonably provide services to Buyer to the exclusion of his other business obligations.

3.            Term.  Subject to the terms and conditions hereof, the term of engagement of Consultant will be twelve (12) months from the execution hereof and will terminate on September 4, 2009 (the “Term”), unless earlier terminated by either party pursuant to the terms hereof.

4.            Compensation and Benefits During the Engagement Term.

(a)
Compensation.  Rick’s shall pay to Consultant eighteen (18) equal monthly payments of $7,407.38 per month for a total amount equal to $133,333 for the Term of this Agreement.  The consulting fee shall be due on the 15th day of each month with the first payment due October 15, 2008.

(b)
Expenses.  If previously approved in writing by Rick’s Chief Executive Officer, Rick’s will reimburse Consultant for any out of pocket expenses reasonably and necessarily incurred by the Consultant in rendering services required under this Agreement.  Consultant will be required to provide a detailed statement and reasonable documentation to Rick’s prior to any reimbursement.

(c)
Intellectual Property.  It is agreed by the Parties that all intellectual property rights and other intangible assets, including, without limitation, tradenames, trademarks, servicemarks, corporate names, logos and any existence or possible combination or derivation of any and all of the same during the term of this Agreement shall remain the sole property of Rick’s.

5.            Termination.  This Agreement and the engagement created hereby will terminate upon any of the following events:

(a)
Disability.  Rick’s shall have the right to terminate the engagement of the Consultant under this Agreement for disability in the event Consultant suffers an injury, illness, or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by Rick’s hereunder for a period of more than sixty (60) consecutive days upon Rick’s giving at least thirty (30) days written notice of termination.

(b)	Death. This Agreement will terminate on the Death of the Consultant.

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(c)	Breach of Non-Competition Agreement. Rick’s may terminate this Agreement for any breach of the Non-Competition Agreement executed simultaneously herewith between Rick’s, Buyer and Consultant.

(d)	With Cause. Rick’s may terminate this Agreement for cause defined as:

(i) embezzlement or wrongful diversion of funds of Rick’s or any of its affiliates;
(ii) Abandonment by Consultant of his responsibilities and duties as set forth herein, provided Consultant’s responsibilities and duties are reasonable and consistent with Paragraph 2 (b) above;
(iv) other material breach of this Agreement by Consultant that remains uncured for a period of at least ten (10) days following written notice from Rick’s; or
(v) conviction of Consultant with entry of a plea of nolo contendre or equivalent plea of a felony in a court of competent jurisdiction, or any other crime or offense involving moral turpitude.

(e)	Without Cause. Consultant may terminate this Agreement without cause; and

(f)
Without Cause by Rick’s.  Rick’s may terminate this Agreement without cause.  In the event that Rick’s terminates this Agreement without cause, then the Non-Competition Agreement shall terminate contemporaneously, provided, however, that in no event can the Non-Competition Agreement be terminated less than six months after the date of the Transaction, regardless of whether Rick’s terminates this Agreement without cause less that six months from the date of the Transaction.

In the event that this Agreement and the engagement created hereby terminates pursuant to Section 5(a), (b), (c), (d), (e) or (f) above, then Rick’s shall not be obligated to make any further payment under this Agreement to the Consultant.

6.           Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

7.           Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

8.           Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or within two days if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Rick’s:	Rick’s Cabaret International, Inc.
10959 Cutten Road
Houston, Texas 77066
Attention: Eric Langan, President

If to Consultant:	Dennis DeGori
________________________________
________________________________

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9.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the agreement of DeGori consulting with Rick’s.

10.           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.           Captions.  The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

12.           Gender and Number.  When the context requires, the gender of all words used herein will include the masculine, feminine and neuter and the number of all words will include the singular and plural.

13.           Counterparts and Facsimiles.  This Agreement may be executed in multiple counterparts and in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute and be deemed to be one and the same instrument and each of which shall be considered and deemed an original for all purposes.  This Agreement shall be effective with the facsimile signature of any of the parties set forth below and the facsimile signature shall be deemed as an original signature for all purposes and the Agreement shall be deemed as an original for all purposes.

14.           Law Governing Non-Competition Agreement.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflict of laws.  In any action between the Parties, each of the Parties consents to the exclusive jurisdiction and venue of the federal and state courts located in Clark County, Nevada.

15.           Contract Terms to be Exclusive.  This Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties with respect to the agreement of DeGori consulting with Rick’s.

16.           Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

RICK’S CABARET INTERNATIONAL, INC.:

By:	/s/ Eric Langan
Eric Langan, President
Dated: 9-4-08

CONSULTANT:

By:	/s/ Dennis DeGori
Dennis DeGori
Dated: 9-4-08

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